United States
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)
December 6, 2006

          Seawright Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	333-56848	54-1965220
(State or Other Jurisdiction Of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

600 Cameron Street Alexandria, Virginia	22134
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 340-1269

None

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
❒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
❒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
❒ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
❒ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.
On December 8, 2006, the Registrant executed an engagement letter, by and between Sequence Investment Partners, LLC, a South Carolina limited liability company (“Sequence”) and the Registrant (the “Engagement Letter”). The Registrant engaged Sequence on an exclusive basis for a period of one year to render services to the Registrant as the Registrant’s corporate finance consultant and investment banker. In consideration for its services, Sequence will receive fees of 2% to 5% of the proceeds of certain transactions undertaken by the Registrant, the fees will be based upon the overall value of the transactions.

A copy of the Engagement Letter is attached hereto as Exhibit 10.1.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 6, 2006, the Registrant executed a Promissory Note, by and between the Registrant and Dutchess Private Equities Fund, L.P. (“Dutchess”).

In accordance with the Promissory Note, the Registrant promises to pay: (i) 100% of the amount of money realized upon each sale of the Registrant’s stock sold to Dutchess by the Registrant pursuant to an Investment Agreement, by and between the Registrant and Dutchess, dated September 12, 2005, or (ii) monthly installments of $65,000. The Registrant will pay Dutchess a total amount of $780,000 by December 6, 2007.

The Promissory Note is secured by a lien on the Registrant’s goods, inventory, general intangibles, and all associated documents and chattel paper. Moreover, Joel Sens, the President of the Registrant, has provided Dutchess with a first priority security interest in certain of Mr. Sens’ personal property.

A copy of the Promissory Note is attached hereto as Exhibit 10.2. Also attached hereto as Exhibit 10.3 is a copy of the Security Agreement by and among the Registrant and Dutchess dated December 6, 2006.

Item 9.01   Financial Statements and Exhibits

Exhibit No.	Description

10.1	Sequence Investment Partners, LLC Engagement Letter
10.2	Promissory Note with Dutchess Private Equities Fund, L.P.
10.3	Security Agreement with Dutchess Private Equities Fund, L.P.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEAWRIGHT HOLDINGS, INC.

By:	/s/ Joel P. Sens
Name: Joel P. Sens
Title: Chief Executive Officer

Dated: December 11, 2006